Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

ProKidney Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share	Rule 457(o)	(1)(2)	(1)	(3)	—	—	—	—	—	—
Fees to Be Paid	Equity	Preference Shares, par value $0.0001 per share	Rule 457(o)	(1)(2)	(1)	(3)	—	—	—	—	—	—
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	(1)	(1)	(3)	—	—	—	—	—	—
Fees to Be Paid	Other	Warrants	Rule 457(o)	(1)	(1)	(3)	—	—	—	—	—	—
Fees to Be Paid	Other	Rights to purchase Class A ordinary shares, preference shares, debt securities or warrants	Rule 457(o)	(1)	(1)	(3)	—	—	—	—	—	—
Fees to Be Paid	Other	Units	Rule 457(o)	(1)	(1)	(3)	—	—	—	—	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	—	Rule 457(o)	(1)(2)	(1)	$500,000,000(3)	.00014760	$73,800(4)
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$500,000,000	.00014760	$73,800
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$73,800

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of Class A ordinary share is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into Class A ordinary shares or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.
(2)	Includes rights to acquire ordinary shares or preference shares of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $500,000,000.
(4)	The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.